Exhibit 99.1

FOR IMMEDIATE RELEASE		Park Bancorp, Inc.	May 4, 2005
	Contact:	David A. Remijas President/CEO (630) 969-8900

Park Bancorp, Inc.

First Quarter 2005 Earnings

Quarterly Dividend Declared

Chicago, IL – Park Bancorp, Inc. (“Company”), (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced earnings for the quarter ended March 31, 2005.

Park Bancorp, Inc. also announced that the Board of Directors has declared a dividend of $.18 per share of common stock. The dividend will be payable on May 27, 2005 to shareholders of record on May 13, 2005. This is the twenty-sixth consecutive quarterly dividend paid to shareholders.

Net income for the three months ended March 31, 2005 was $300,000, or $.28 per share, compared to $664,000, or $.62 per share, for the same period in 2004. The change was due to decrease in net interest income and non-interest income.

Net interest income before provision for loan losses decreased to $1.9 million for the three months ended March 31, 2005, compared to $2.2 million for the corresponding three month period in 2004. Total interest income decreased to $3.3 million for the quarter ended March 31, 2005 compared to $3.5 million for the corresponding quarter ended March 31, 2004 due to a decrease in interest-earning assets and lower yields on assets. Total interest expense increased to $1.4 million for the three months ended March 31, 2005 from $1.3 million for the three months ended March 31, 2004, due to higher rates paid on deposits and borrowings.

Non-interest income decreased to $130,000 for the quarter ended March 31, 2005, from $316,000 for the quarter ended March 31, 2004. The change was due to a decrease in income on sale of investments and income from a real estate subsidiary.

Non-interest expense remained at $1.5 million for the quarter ended March 31, 2005, and the corresponding three month period in 2004.

Total assets at March 31, 2005 were $261.0 million, compared to $267.6 million at December 31, 2004. The change was attributable to a decrease in loans receivable and interest bearing deposits.

The loan portfolio decreased to $162.1 million at March 31, 2005 from $167.5 million at December 31, 2004. The change was due to a decrease in single family and multi-family loans. During the same period, non-performing assets increased to $4.9 million, or 1.88% of total assets, from $3.2 million, or 1.20% of total assets. The increase was due to a commercial building loan of $1.8 million. Based on current information available to management, no loss is expected on the loan.

Deposit accounts decreased to $161.9 million at March 31, 2005 from $166.1 million at December 31, 2004. The decrease was in checking, money markets and certificates of deposits.

Borrowings decreased to $65.5 million at March 31, 2005 from $67.2 million at December 31, 2004. The change was attributable to a decrease in Federal Home Loan Bank advances.

Stockholders’ equity at March 31, 2005 was $30.7 million, which is equivalent to 11.77% of total assets. Book value at March 31, 2005 was $28.59 per share. The decrease in stockholders equity from December 31, 2004 was primarily attributable to unrealized losses on securities available for sale and dividends offset by net income.

Park Federal Savings Bank was founded in 1921 and operates three offices in the Chicago area.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Park Bancorp, Inc.

Consolidated Financial Highlights (unaudited)

Dollars in thousands (except for book value and earnings per share)

Selected Financial Data:	March 31, 2005	December 31, 2004	March 31, 2004
Total assets	$261,045	$267,620	$269,006

Loans receivable, net	162,068	167,466	164,540

Interest bearing deposits	10,174	11,499	14,010

Securities	70,165	70,864	74,950

Deposits	161,931	166,125	169,108

Borrowings	65,487	67,240	65,313

Total stockholders’ equity	30,734	30,907	30,330

Book value per share[1]	28.59	28.81	28.34

Non-accrual loans	$4,827	$3,125	$166

Real estate owned	88	84	80

Non-performing assets	4,915	3,209	246

Non-performing assets to total assets	1.88%	1.20%	.09%

Allowance for loan loss	$1,374	$1,374	$598

Allowance for loan loss to gross loans receivable	.82%	.84%	.36%

1 Book value per share represents stockholders’ equity divided by outstanding shares exclusive of unearned ESOP shares.

Selected Operating Data:	Three Months Ended Mar. 31, 2005	Three Months Ended Mar. 31, 2004
Interest income	$3,270	$3,482
Interest expense	1,399	1,269

Net interest income before provision for loan loss	1,871	2,213
Provision for loan losses	0	0

Net interest income after provision for loan losses	1,871	2,213
Non-interest income	130	316
Non-interest expense	1,545	1,524

Income before income taxes	456	1,005
Income tax expense	156	341

Net income	$300	$664

Basic earnings per share	$.28	$.62
Diluted earnings per share	$.26	$.57

Selected Performance Ratios:
Return on average assets	0.45%	0.99%
Return on average equity	3.88%	8.91%
Average equity to average assets	11.65%	11.17%
Equity to total assets at end of period	11.77%	11.28%
Average interest rate spread	2.87%	3.38%
Net interest margin	3.02%	3.53%
Average interest-earning assets to average interest-bearing liabilities	107.04%	107.77%
Non-interest expense to average assets	2.34%	2.28%